(NASDAQ:OSBC)		Exhibit 99.1

Contact:	Bradley S. Adams	For Immediate Release
	Chief Financial Officer	July 23, 2025
(630) 906-5484

Old Second Bancorp, Inc. Reports Second Quarter 2025 Net Income of $21.8 Million,

or $0.48 per Diluted Share

AURORA, IL, July 23, 2025 – Old Second Bancorp, Inc. (the “Company,” “Old Second,” “we,” “us,” and “our”) (NASDAQ: OSBC), the parent company of Old Second National Bank (the “Bank”), today announced financial results for the second quarter of 2025. Our net income was $21.8 million, or $0.48 per diluted share, for the second quarter of 2025, compared to net income of $19.8 million, or $0.43 per diluted share, for the first quarter of 2025, and net income of $21.9 million, or $0.48 per diluted share, for the second quarter of 2024. Adjusted net income, a non-GAAP financial measure that excludes certain nonrecurring items, as applicable, was $22.8 million, or $0.50 per diluted share, for the second quarter of 2025, compared to $20.6 million, or $0.45 per diluted share, for the first quarter of 2025, and $21.2 million, or $0.46 per diluted share, for the second quarter of 2024. The pre-tax adjusting items impacting the second quarter of 2025 included the exclusion of $531,000 of mortgage servicing rights (“MSRs”) mark to market losses, and $810,000 of transaction-related expenses primarily from our merger with Bancorp Financial, Inc. (“Bancorp Financial”) that closed on July 1, 2025. The adjusting items impacting the first quarter of 2025 included the exclusion of $570,000 of MSRs mark to market losses and $454,000 of transaction-related expenses due to the Bancorp Financial merger and the First Merchants (“FRME”) branch purchase, which occurred in December 2024. The adjusting item impacting the second quarter of 2024 included the exclusion of $238,000 of MSRs mark to market losses and an $893,000 death benefit related to BOLI. See the discussion entitled “Non-GAAP Presentations” below and the tables beginning on page 17 that provide a reconciliation of each non-GAAP measure to the most comparable GAAP equivalent.

Net income increased $2.0 million in the second quarter of 2025 compared to the first quarter of 2025. The increase was primarily due to a $1.7 million increase in interest and dividend income, a $697,000 increase in noninterest income, and a $1.1 million decrease in noninterest expense in the second quarter of 2025, compared to the prior linked quarter. The increases to the current quarter’s net income were partially offset by a $343,000 increase in interest expense and a $1.0 million increase in provision for income taxes. Net income decreased $69,000 in the second quarter of 2025 compared to the second quarter of 2024, primarily due to an increase of $5.5 million in noninterest expense and a $229,000 decrease in noninterest income, partially offset by a $4.5 million increase in net interest and dividend income and  a $1.3 million decrease in provision for credit losses.

Operating Results

●	Second quarter 2025 net income was $21.8 million, reflecting a $2.0 million increase from the first quarter of 2025, but a decrease of $69,000 from the second quarter of 2024. Adjusted net income, as defined above, was $22.8 million for the second quarter of 2025, an increase of $2.2 million from adjusted net income for the first quarter of 2025, and an increase of $1.6 million from adjusted net income for the second quarter of 2024.
●	Net interest and dividend income was $64.2 million for the second quarter of 2025, reflecting an increase of $1.3 million, or 2.1%, from the first quarter of 2025, and an increase of $4.5 million, or 7.6%, from the second quarter of 2024.
●	We recorded a net provision for credit losses of $2.5 million in the second quarter of 2025 compared to a net provision for credit losses of $2.4 million in the first quarter of 2025 and net provision for credit losses of $3.8 million in the second quarter of 2024.
●	Noninterest income was $10.9 million for the second quarter of 2025, an increase of $697,000, or 6.8%, compared to $10.2 million for the first quarter of 2025, and a decrease of $229,000, or 2.1%, compared to $11.1 million for the second quarter of 2024.

●	Noninterest expense was $43.4 million for the second quarter of 2025, a decrease of $1.1 million, or 2.4%, compared to $44.5 million for the first quarter of 2025, and an increase of $5.5 million, or 14.6%, compared to $37.9 million for the second quarter of 2024.
●	We had a provision for income tax of $7.4 million for the second quarter of 2025, compared to a provision for income tax of $6.4 million for the first quarter of 2025 and a provision for income tax of $7.3 million for the second quarter of 2024. The effective tax rate for each of the periods presented was 25.3%, 24.3%, and 25.0%, respectively.
●	On July 15, 2025, our Board of Directors declared a cash dividend of $0.06 per share of common stock, payable on August 4, 2025, to stockholders of record as of July 25, 2025.

Financial Highlights

	Quarters Ended
(Dollars in thousands)	June 30,	March 31,	June 30,
	2025	2025	2024
Balance sheet summary
Total assets	$5,701,294	$5,727,686	$5,662,700
Total securities available-for-sale	1,177,688	1,146,721	1,173,661
Total loans	3,998,667	3,940,232	3,976,595
Total deposits	4,798,439	4,852,791	4,521,728
Total liabilities	4,982,645	5,033,195	5,043,365
Total equity	718,649	694,491	619,335

Total tangible assets	$5,588,090	$5,613,460	$5,566,159
Total tangible equity	605,445	580,265	522,794

Income statement summary
Net interest income	$64,234	$62,904	$59,690
Provision for credit losses	2,500	2,400	3,750
Noninterest income	10,898	10,201	11,127
Noninterest expense	43,419	44,505	37,877
Net income	21,822	19,830	21,891
Effective tax rate	25.30%	24.31%	25.01%

Profitability ratios
Return on average assets (ROAA)	1.53%	1.42%	1.57%
Return on average equity (ROAE)	12.39	11.76	14.55
Net interest margin (tax-equivalent)	4.85	4.88	4.63
Efficiency ratio	55.99	56.46	53.29
Return on average tangible common equity (ROATCE) [1]	15.29	14.70	17.66
Tangible common equity to tangible assets (TCE/TA)	10.83	10.34	9.39

Per share data
Diluted earnings per share	$0.48	$0.43	$0.48
Tangible book value per share	13.44	12.88	11.66

Company capital ratios [2]
Common equity tier 1 capital ratio	13.77%	13.47%	12.41%
Tier 1 risk-based capital ratio	14.31	14.01	12.94
Total risk-based capital ratio	16.55	16.24	15.12
Tier 1 leverage ratio	11.83	11.58	10.96

Bank capital ratios [2,3]
Common equity tier 1 capital ratio	14.02%	13.64%	13.50%
Tier 1 risk-based capital ratio	14.02	13.64	13.50
Total risk-based capital ratio	14.99	14.58	14.42
Tier 1 leverage ratio	11.59	11.27	11.43

1 See the discussion entitled “Non-GAAP Presentations” below and the table on page 18 that provides a reconciliation of this non-GAAP financial measure to the most comparable GAAP equivalent.

2 Both the Company and the Bank ratios are inclusive of a capital conservation buffer of 2.50%, and both are subject to the minimum capital adequacy guidelines of 7.00%, 8.50%, 10.50%, and 4.00% for the Common equity tier 1, Tier 1 risk-based, Total risk-based and Tier 1 leverage ratios, respectively.

3 The prompt corrective action provisions are applicable only at the Bank level, and are 6.50%, 8.00%, 10.00%, and 5.00% for the Common equity tier 1, Tier 1 risk-based, Total risk-based and Tier 1 leverage ratios, respectively.

Chairman, President and Chief Executive Officer Jim Eccher said “Old Second reported another quarter of strong results in the second quarter of 2025, led by exceptional margin performance and disciplined operating efficiency. Second quarter return on average assets and return on average tangible common equity were 1.53% and 15.29%, respectively, the tax equivalent net interest margin was strong at 4.85% and the efficiency ratio was a very healthy 55.99%.  Tangible book value per share continues to compound at a double-digit rate and the balance sheet remains strong and liquid with a common equity tier 1 ratio of 13.77%, a loan to deposit ratio of 83% and cash and marketable securities in excess of 23% of total assets.  We are extremely proud of our financial performance so far this year, and believe we are both well positioned to capitalize upon future growth opportunities and weather any economic challenges that may present themselves.”

“On July 1, 2025, subsequent to the end of the quarter, we acquired Bancorp Financial, Inc., a $1.4 billion bank holding company headquartered in Oak Brook, Illinois and its subsidiary bank, Evergreen Bank Group. We believe the transaction will add meaningful consumer lending capabilities and enhance the flexibility and profitability of Old Second’s balance sheet.  The additional scale created by the merger and the new product and service offerings offer a tremendous opportunity to deliver great outcomes for our stockholders, customers, employees and communities. We are extremely excited to welcome Evergreen Bank customers and employees to the Old Second team.”

Asset Quality & Earning Assets

●	Nonperforming loans, comprised of nonaccrual loans plus loans past due 90 days or more and still accruing, totaled $32.2 million at June 30, 2025, $34.8 million at March 31, 2025, and $46.9 million at June 30, 2024. Nonperforming loans, as a percent of total loans, was 0.8% at June 30, 2025, 0.9% at March 31, 2025, and 1.2% at June 30, 2024. The $2.5 million decrease in the second quarter of 2025 for nonperforming loans is driven by nonaccrual loans outflows of $6.6 million primarily due to one relationship that was transferred to OREO, partially offset by inflows of $5.1 million, primarily driven by one commercial real estate – owner occupied relationship. Nonaccrual loan outflows consist of $799,000 of loans paid off, a $5.0 million loan transferred to OREO, $665,000 of partial principal reductions from payments and partial charge-offs on loans, $70,000 of loans fully charged off, and $59,000 of loans upgraded. The net $1.5 million decrease to nonaccrual loans in the second quarter of 2025, compared to the prior linked quarter, was also accompanied by a $1.1 million decrease to loans past due 90 days or more and still accruing.
●	Total loans were $4.00 billion at June 30, 2025, reflecting an increase of $58.4 million compared to March 31, 2025, and an increase of $22.1 million compared to June 30, 2024. The increase from the prior quarter end as well as year over year was largely driven by the growth in leases, commercial real estate-investor and construction portfolios. Average loans (including loans held-for-sale) for the second quarter of 2025 totaled $3.96 billion, reflecting an increase of $1.6 million from the first quarter of 2025, and an increase of $2.1 million from the second quarter of 2024.
●	Available-for-sale securities totaled $1.18 billion at June 30, 2025, compared to $1.15 billion at March 31, 2025 and $1.17 billion at June 30, 2024. The unrealized mark to market loss on securities totaled $54.7 million as of June 30, 2025, compared to $59.7 million as of March 31, 2025, and $82.6 million as of June 30, 2024, due to market interest rate fluctuations as well as changes year over year in the composition of the securities portfolio. During the quarter ended June 30, 2025, we had security purchases of $79.6 million, and security maturities, calls and paydowns of $53.2 million, compared to security purchases of $82.9 million and security maturities, calls and paydowns of $106.3 million during the quarter ended March 31, 2025. During the quarter ended June 30, 2024, we had security purchases of $142.2 million and $139.0 million of maturities, calls, and paydowns. We may continue to buy and sell strategically identified securities as opportunities arise.

Net Interest Income

Analysis of Average Balances,
Tax Equivalent Income / Expense and Rates
(Dollars in thousands - unaudited)

	Quarters Ended
	June 30, 2025			March 31, 2025			June 30, 2024
	Average	Income /	Rate	Average	Income /	Rate	Average	Income /	Rate
	Balance	Expense	%	Balance	Expense	%	Balance	Expense	%
Assets
Interest earning deposits with financial institutions	$166,366	$1,784	4.30	$97,645	$988	4.10	$50,740	$625	4.95
Securities:
Taxable	1,040,472	9,959	3.84	1,026,233	9,227	3.65	1,016,187	8,552	3.38
Non-taxable (TE)[1]	149,651	1,556	4.17	155,024	1,595	4.17	163,243	1,636	4.03
Total securities (TE)[1]	1,190,123	11,515	3.88	1,181,257	10,822	3.72	1,179,430	10,188	3.47
FHLBC and FRBC Stock	19,200	273	5.70	19,441	473	9.87	27,574	584	8.52
Loans and loans held-for-sale[1,2]	3,960,650	62,002	6.28	3,959,073	61,626	6.31	3,958,504	62,180	6.32
Total interest earning assets	5,336,339	75,574	5.68	5,257,416	73,909	5.70	5,216,248	73,577	5.67
Cash and due from banks	47,875	-	-	52,550	-	-	54,286	-	-
Allowance for credit losses on loans	(41,544)	-	-	(43,543)	-	-	(43,468)	-	-
Other noninterest earning assets	394,036	-	-	407,894	-	-	388,392	-	-
Total assets	$5,736,706			$5,674,317			$5,615,458

Liabilities and Stockholders' Equity
NOW accounts	$653,334	$681	0.42	$628,336	$629	0.41	$570,523	$639	0.45
Money market accounts	832,777	3,920	1.89	801,178	3,393	1.72	691,214	2,915	1.70
Savings accounts	938,836	1,005	0.43	940,894	891	0.38	934,161	763	0.33
Time deposits	695,946	4,508	2.60	725,314	4,829	2.70	610,705	4,961	3.27
Interest bearing deposits	3,120,893	10,114	1.30	3,095,722	9,742	1.28	2,806,603	9,278	1.33
Securities sold under repurchase agreements	35,419	56	0.63	34,529	68	0.80	37,430	83	0.89
Other short-term borrowings	-	-	-	1,444	17	4.77	242,912	3,338	5.53
Junior subordinated debentures	25,773	288	4.48	25,773	288	4.53	25,773	288	4.49
Subordinated debentures	59,500	546	3.68	59,478	546	3.72	59,414	546	3.70
Total interest bearing liabilities	3,241,585	11,004	1.36	3,216,946	10,661	1.34	3,172,132	13,533	1.72
Noninterest bearing deposits	1,729,287	-	-	1,703,382	-	-	1,769,543	-	-
Other liabilities	59,580	-	-	70,411	-	-	68,530	-	-
Stockholders' equity	706,254	-	-	683,578	-	-	605,253	-	-
Total liabilities and stockholders' equity	$5,736,706			$5,674,317			$5,615,458
Net interest income (GAAP)		$64,234			$62,904			$59,690
Net interest margin (GAAP)			4.83			4.85			4.60

Net interest income (TE)[1]		$64,570			$63,248			$60,044
Net interest margin (TE)[1]			4.85			4.88			4.63
Interest bearing liabilities to earning assets	60.75%			61.19%			60.81%

1 Tax equivalent (TE) basis is calculated using a marginal tax rate of 21% in 2025 and 2024. See the discussion entitled “Non-GAAP Presentations” below and the tables beginning on page 17 that provide a reconciliation of each non-GAAP measure to the most comparable GAAP equivalent.

2 Interest income from loans is shown on a TE basis, which is a non-GAAP financial measure as discussed in the table on page 17, and includes loan fee income of $366,000 for the second quarter of 2025, loan fee income of $545,000 for the first quarter of 2025, and loan fee expense of $936,000 for the second quarter of 2024. Nonaccrual loans are included in the above stated average balances.

The decreased yield of two basis points on interest earning assets compared to the linked period was primarily driven by a lower yield on FHLBC and FRBC Stock due to less capital stock dividends received during the second quarter of 2025 and repricing within the loan portfolio. Changes in the market interest rate environment impact earning assets at varying intervals depending on the repricing timeline of loans, as well as the securities maturity, paydown and purchase activities.

The year over year increase of one basis point on interest earning assets was primarily driven by planned turnover in our securities portfolio with many older and lower yielding securities maturing and being replaced with higher yielding investments while maintaining the shorter duration portfolio composition. Average balances of securities available for sale increased $10.7 million in the second quarter of 2025 compared to the prior year like quarter, with a corresponding increase to the tax equivalent yield on the securities available for sale portfolio of 41 basis points year over year primarily due to variable security rate resets. Average balances of loans and loans held for sale increased $2.1 million in the second quarter of 2025 compared to the prior year like quarter, while the tax equivalent yield on loans and loans held for sale decreased four basis points.

Average balances of interest bearing deposit accounts have increased steadily since the first quarter of 2025 through the second quarter of 2025, from $3.10 billion to $3.12 billion, as NOW and money market account average balances increased, while savings and time deposit accounts decreased. We have continued to control the cost of funds over the periods reflected by monitoring market activity as well as allowing previous exception-priced deposits to runoff naturally, which resulted in only a two basis point increase in the cost of interest bearing deposits, from 128 basis points for the quarter ended March 31, 2025, to 130 basis points for the quarter ended June 30, 2025. A 17 basis point increase in money market accounts for the quarter ended June 30, 2025 drove a significant portion of the increase from the prior linked quarter, with a 10 basis point decrease in the cost of time deposits partially offsetting the overall change in the cost of deposits. The cost of interest bearing deposits decreased three basis points for the quarter ended June 30, 2025 from 133 basis points for the quarter ended June 30, 2024. A 67 basis point decrease in the cost of time deposit accounts drove a significant portion of the overall decrease from the prior year like quarter.

Borrowing costs decreased slightly in the second quarter of 2025, compared to the first quarter of 2025, primarily due to the $1.4 million decrease in average other short-term borrowings stemming from a decrease in average daily FHLB advances over the prior linked quarter as the remainder of this borrowing was already paid down in the first quarter of 2025. The decrease of $242.9 million year over year of average FHLB advances was based on daily liquidity needs and was the primary driver of the $3.3 million decrease to interest expense on other short-term borrowings. Subordinated and junior subordinated debt interest expense were essentially flat over each of the periods presented.

Our net interest margin, for both GAAP and TE presentations, showed nominal declines over the prior linked quarter periods, but steady growth over the prior year like quarter presented above. Our net interest margin (GAAP) decreased two basis points to 4.83% for the second quarter of 2025, compared to 4.85% for the first quarter of 2025, but increased 23 basis points compared to 4.60% for the second quarter of 2024. Our net interest margin (TE) decreased three basis points to 4.85% for the second quarter of 2025, compared to 4.88% for the first quarter of 2025, but increased 22 basis points compared to 4.63% for the second quarter of 2024. The decrease in net interest margin for the second quarter of 2025, compared to the prior linked quarter, was driven by market interest rates and one more day in the period with larger interest earning asset balances. The net interest margin increased in the second quarter of 2025, compared to the prior year like quarter, primarily due to higher security yields as well as the decrease in average other short-term borrowings and the corresponding reduction in interest expense. See the discussion entitled “Non-GAAP Presentations” and the tables beginning on page 17 that provide a reconciliation of each non-GAAP measure to the most comparable GAAP equivalent.

Noninterest Income

				June 30, 2025
Noninterest Income	Three Months Ended			Percent Change From
(Dollars in thousands)	June 30,	March 31,	June 30,	March 31,	June 30,
	2025	2025	2024	2025	2024
Wealth management	$3,103	$3,089	$2,779	0.5	11.7
Service charges on deposits	2,788	2,719	2,508	2.5	11.2
Residential mortgage banking revenue
Secondary mortgage fees	84	73	65	15.1	29.2
MSRs mark to market loss	(531)	(570)	(238)	6.8	(123.1)
Mortgage servicing income	472	480	513	(1.7)	(8.0)
Net gain on sales of mortgage loans	550	464	468	18.5	17.5
Total residential mortgage banking revenue	575	447	808	28.6	(28.8)
Change in cash surrender value of BOLI	690	498	820	38.6	(15.9)
Death benefit realized on BOLI	-	-	893	-	(100.0)
Card related income	2,716	2,412	2,577	12.6	5.4
Other income	1,026	1,036	742	(1.0)	38.3
Total noninterest income	$10,898	$10,201	$11,127	6.8	(2.1)

Noninterest income increased $697,000, or 6.8%, in the second quarter of 2025, compared to the first quarter of 2025, and decreased $229,000, or 2.1%, compared to the second quarter of 2024. The increase from the first quarter of 2025 was primarily driven by a $304,000 increase in card related income and a $192,000 increase in the cash surrender value of BOLI due to changes in market interest rates.

The decrease in noninterest income of $229,000 in the second quarter of 2025, compared to the second quarter of 2024, is primarily due to no death benefits realized on BOLI in 2025, compared to an $893,000 death benefit recorded in the second quarter of 2024. Also contributing to the reduction in noninterest income during the quarter was a $233,000 decrease in residential mortgage banking revenue mainly due to a $293,000 decrease in MSRs mark to market valuations. Partially offsetting the decrease in noninterest income from the prior year like quarter was a $324,000 increase in wealth management income primarily due to growth in advisory fees and estate fees, a $280,000 increase in service charges on deposits, and a $284,000 increase in other income due to growth in commercial swap fee income, as well as a real estate tax refund related to a prior year tax assessment received in the second quarter of 2025 from an OREO property.

Noninterest Expense

				June 30, 2025
Noninterest Expense	Three Months Ended			Percent Change From
(Dollars in thousands)	June 30,	March 31,	June 30,	March 31,	June 30,
	2025	2025	2024	2025	2024
Salaries	$19,119	$18,804	$17,997	1.7	6.2
Officers' incentive	2,921	2,799	1,482	4.4	97.1
Benefits and other	4,910	5,390	3,945	(8.9)	24.5
Total salaries and employee benefits	26,950	26,993	23,424	(0.2)	15.1
Occupancy, furniture and equipment expense	4,477	4,548	3,899	(1.6)	14.8
Computer and data processing	2,692	2,348	2,184	14.7	23.3
FDIC insurance	642	628	616	2.2	4.2
Net teller & bill paying	670	658	578	1.8	15.9
General bank insurance	328	330	312	(0.6)	5.1
Amortization of core deposit intangible asset	1,022	1,037	574	(1.4)	78.0
Advertising expense	320	167	472	91.6	(32.2)
Card related expense	1,489	1,380	1,323	7.9	12.5
Legal fees	388	472	238	(17.8)	63.0
Consulting & management fees	527	426	797	23.7	(33.9)
Other real estate owned expense, net	35	1,873	(87)	(98.1)	N/M
Other expense	3,879	3,645	3,547	6.4	9.4
Total noninterest expense	$43,419	$44,505	$37,877	(2.4)	14.6
Efficiency ratio (GAAP)[1]	55.99%	56.46%	53.29%
Adjusted efficiency ratio (non-GAAP)[2]	54.54%	55.48%	52.68%

N/M - Not meaningful.

1 The efficiency ratio shown in the table above is a GAAP financial measure calculated as noninterest expense, excluding amortization of core deposits and OREO expenses, divided by the sum of net interest income and total noninterest income less net gains or losses on securities, death benefit realized on BOLI, as applicable, and mark to market gains or losses on MSRs.

2 The adjusted efficiency ratio shown in the table above is a non-GAAP financial measure calculated as noninterest expense, excluding amortization of core deposits, OREO expenses, and acquisition expenses, net of gain or loss on branch sales, divided by the sum of net interest income on a fully TE basis, total noninterest income less net gains or losses on securities, death benefit realized on BOLI, as applicable, mark to market gains or losses on MSRs, and includes a tax equivalent adjustment on the change in cash surrender value of BOLI. See the discussion entitled “Non-GAAP Presentations” below and the table on page 18 that provides a reconciliation of this non-GAAP financial measure to the most comparable GAAP equivalent.

Noninterest expense for the second quarter of 2025 decreased $1.1 million, or 2.4%, compared to the first quarter of 2025, and increased $5.5 million, or 14.6%, compared to the second quarter of 2024. The decrease in the second quarter of 2025, compared to the first quarter of 2025, was attributable to a $1.8 million decrease in other real estate owned (“OREO”) expense, net, as the second quarter of 2025 reflects a $76,000 gain on the sale of OREO compared to a $236,000 net loss on the sale of OREO properties in the first quarter of 2025, as well as a $297,000 decrease in OREO valuation expenses and a $1.2 million decrease in other OREO expenses due to lower operating costs driven by the sale of a large OREO property in the first quarter of 2025. Partially offsetting the decrease in noninterest expense over the prior linked quarter was a $344,000 increase in computer and data processing due to Bancorp Financial acquisition-related costs, a $153,000 increase in advertising expenses mainly due to advertising and art production costs for a brand awareness campaign,  and a $234,000 increase in other expenses due to filing and printing fees for the annual proxy and for SEC filings related to the Bancorp Financial merger.

The year over year increase in noninterest expense is primarily attributable to a $3.5 million increase in salaries and employee benefits, primarily due to increases in annual base salary rates, officers’ incentives, and restricted stock expense in the second quarter of 2025. Also contributing to the increase was a $578,000 increase in occupancy, furniture and equipment, a $508,000 increase in computer and data processing expenses, a $448,000 increase in core deposit intangible, a $150,000 increase in legal fees, and a $332,000 increase in other expense primarily due to the effect of the FRME branches purchased in December 2024 as well as acquisition-related costs associated with our merger with Bancorp Financial. Partially offsetting the year over year increase was a $152,000 decrease in advertising expense and a $270,000 decrease in consulting & management fees, as the prior year included consulting costs for a compliance item.

Earning Assets

				June 30, 2025
Loans	As of			Percent Change From
(Dollars in thousands)	June 30,	March 31,	June 30,	March 31,	June 30,
	2025	2025	2024	2025	2024
Commercial	$718,927	$732,874	$809,443	(1.9)	(11.2)
Leases	524,513	505,455	452,957	3.8	15.8
Commercial real estate – investor	1,118,782	1,105,440	1,014,345	1.2	10.3
Commercial real estate – owner occupied	652,449	669,964	745,938	(2.6)	(12.5)
Construction	251,692	205,839	185,634	22.3	35.6
Residential real estate – investor	50,976	50,103	50,371	1.7	1.2
Residential real estate – owner occupied	220,672	210,239	218,974	5.0	0.8
Multifamily	333,787	341,253	388,743	(2.2)	(14.1)
HELOC	111,265	104,575	99,037	6.4	12.3
Other[1]	15,604	14,490	11,153	7.7	39.9
Total loans	$3,998,667	$3,940,232	$3,976,595	1.5	0.6

1 Other class includes consumer loans and overdrafts.

Total loans increased by $58.4 million at June 30, 2025, compared to March 31, 2025, and increased $22.1 million for the year over year period. The increase in total loans in the second quarter of 2025 compared to the prior linked quarter was due to increased originations, net of paydowns, over the second quarter, primarily in leases for $19.1 million, commercial real estate – investor for $13.3 million, and construction loans for $45.9 million. The increases are partially offset by decreases in commercial for $13.9 million, commercial real estate – owner occupied for $17.5 million, and multifamily for $7.5 million. The year over year growth in loans is primarily due to originations, net of paydowns, in leases for $71.6 million, commercial real estate – investor of $104.4 million, and construction for $66.1 million, partially offset by decreases, net of originations, in commercial for $90.5 million, commercial real estate – owner occupied for $93.5 million, and multifamily for $55.0 million. Increases were noted in the leases segment in the second quarter of 2025 compared to the prior linked quarter and compared to the prior year like period primarily due to growth within the equipment finance product over the past year. Construction equipment continues to be the largest part of our lease portfolio, followed by vocational equipment (mounted equipment on a truck) such as: dump trucks, ready mix trucks, and bucket trucks. The largest increase in the last year is in our special vehicle vertical which includes tow trucks, school buses, motor coaches, and livery equipment.

				June 30, 2025
Securities	As of			Percent Change From
(Dollars in thousands)	June 30,	March 31,	June 30,	March 31,	June 30,
	2025	2025	2024	2025	2024
Securities available-for-sale, at fair value
U.S. Treasury	$190,446	$160,191	$191,274	18.9	(0.4)
U.S. government agencies	38,141	38,047	37,298	0.2	2.3
U.S. government agency mortgage-backed	96,083	98,929	96,872	(2.9)	(0.8)
States and political subdivisions	208,814	209,117	220,265	(0.1)	(5.2)
Collateralized mortgage obligations	395,014	390,891	386,055	1.1	2.3
Asset-backed securities	48,119	49,701	64,877	(3.2)	(25.8)
Collateralized loan obligations	201,071	199,845	177,020	0.6	13.6
Total securities available-for-sale	$1,177,688	$1,146,721	$1,173,661	2.7	0.3

Our securities available-for-sale portfolio totaled $1.18 billion as of June 30, 2025, reflecting an increase of $31.0 million from March 31, 2025, and an increase of $4.0 million since June 30, 2024. The portfolio’s increase in the second quarter of 2025, compared to the prior quarter-end, was due to $79.6 million in purchases and a $5.0 million reduction in unrealized losses, partially offset by $53.2 million in maturities, calls, and paydowns. Net unrealized losses at June 30, 2025 were $54.7 million, compared to $59.7 million at March 31, 2025 and $82.6 million at June 30, 2024. The year over year decrease in net unrealized losses is due to changes in the market interest rate environment as well as the impact of matured securities being replaced with higher yielding short duration investments. The portfolio continues to consist of high quality fixed-rate and floating-rate securities, with more than 99% of publicly issued securities rated AA or better.

Asset Quality

				June 30, 2025
Nonperforming assets	As of			Percent Change From
(Dollars in thousands)	June 30,	March 31,	June 30,	March 31,	June 30,
	2025	2025	2024	2025	2024
Nonaccrual loans	$31,902	$33,394	$41,957	(4.5)	(24.0)
Loans past due 90 days or more and still accruing interest	345	1,397	4,909	(75.3)	(93.0)
Total nonperforming loans	32,247	34,791	46,866	(7.3)	(31.2)
Other real estate owned	6,486	2,878	6,920	125.4	(6.3)
Repossessed Assets (1)	234	484	-	(51.7)	N/M
Total nonperforming assets	$38,967	$38,153	$53,786	2.1	(27.6)

30-89 days past due loans and still accruing interest	$14,652	$21,951	$16,728
Nonaccrual loans to total loans	0.8%	0.8%	1.1%
Nonperforming loans to total loans	0.8%	0.9%	1.2%
Nonperforming assets to total loans plus OREO and repossessed assets	1.0%	1.0%	1.4%
Purchased credit-deteriorated loans to total loans	0.2%	0.3%	0.8%

Allowance for credit losses	$42,990	$41,551	$42,269
Allowance for credit losses to total loans	1.1%	1.1%	1.1%
Allowance for credit losses to nonaccrual loans	134.8%	124.4%	100.7%

N/M - Not meaningful.

1 Repossessed assets are reported in other assets.

Nonperforming loans consist of nonaccrual loans and loans 90 days or more past due and still accruing interest. Purchased credit-deteriorated (“PCD”) loans acquired in our acquisitions of West Suburban and ABC Bank totaled $9.2 million, net of purchase accounting adjustments, at June 30, 2025. No PCD loans were acquired with our FRME branch acquisition. PCD loans that meet the definition of nonperforming loans are included in our nonperforming disclosures.

The following table shows classified loans by segment, which include nonaccrual loans, PCD loans if the risk rating so indicates, and all other loans considered substandard, for the following periods.

				June 30, 2025
Classified loans	As of			Percent Change From
(Dollars in thousands)	June 30,	March 31,	June 30,	March 31,	June 30,
	2025	2025	2024	2025	2024
Commercial	$23,354	$20,807	$19,142	12.2	22.0
Leases	1,346	848	284	58.7	373.9
Commercial real estate – investor	14,752	14,299	36,939	3.2	(60.1)
Commercial real estate – owner occupied	51,335	26,818	48,387	91.4	6.1
Construction	1,624	18,201	5,740	(91.1)	(71.7)
Residential real estate – investor	1,201	1,283	1,343	(6.4)	(10.6)
Residential real estate – owner occupied	1,707	1,759	2,734	(3.0)	(37.6)
Multifamily	1,099	332	6,810	231.0	(83.9)
HELOC	1,180	686	1,025	72.0	15.1
Other[1]	22	10	1	120.0	N/M
Total classified loans	$97,620	$85,043	$122,405	14.8	(20.2)

N/M - Not meaningful.

1 Other class includes consumer loans and overdrafts.

Classified loans as of June 30, 2025 increased by $12.6 million from March 31, 2025, and decreased by $24.8 million from June 30, 2024. The net increase from the first quarter of 2025 was primarily driven by inflows of $35.4 million, mostly driven by one large commercial real estate – owner occupied downgrade. The increase of classified loans in the second quarter of 2025 were offset by $22.8 million of outflows, which consist of $10.1 million of paid off loans, $6.2 million of loans upgraded, $5.0 million transferred into OREO, $1.5 million of principal reductions from payments and partial charge-offs, and $70,000 of full loan charge-offs. Remediation work continues on these credits, with the goal of cash flow improvements with increased tenancy.

Allowance for Credit Losses on Loans and Unfunded Commitments

At June 30, 2025, our allowance for credit losses (“ACL”) on loans totaled $43.0 million, and our ACL on unfunded commitments, included in other liabilities, totaled $2.3 million. In the second quarter of 2025, we recorded provision expense of $2.5 million based on historical loss rate updates, our assessment of nonperforming loan metrics and trends, as well as estimated future credit losses. The second quarter of 2025 provision expense consisted of a $2.2 million provision for credit losses on loans, and a $277,000 provision for credit losses on unfunded commitments. The increase in ACL on unfunded commitments was primarily due to an adjustment to historical benchmark assumptions, such as funding rates and the period used to forecast those rates, within the ACL calculation. We recorded net charge-offs of $785,000 in the second quarter of 2025, primarily within the commercial portfolio. The first quarter of 2025 provision expense of $2.4 million consisted of a $2.3 million provision for credit losses on loans, and $115,000 provision for credit losses on unfunded commitments. We recorded net charge-offs of $4.4 million in the first quarter of 2025. In the second quarter of 2024, we recorded a provision expense of $3.8 million, which consisted of a $3.9 million provision for credit losses on loans and a $199,000 reversal of provision for credit losses on unfunded commitments. We recorded net charge-offs of $5.8 million in the second quarter of 2024. Our ACL on loans to total loans was 1.1% as of June 30, 2025, March 31, 2025, and June 30, 2024.

The ACL on unfunded commitments totaled $2.3 million as of June 30, 2025, $2.0 million as of March 31, 2025, and $2.5 million as of June 30, 2024.

Net Charge-off Summary

Loan charge–offs, net of recoveries	Quarters Ended
(Dollars in thousands)	June 30,	% of	March 31,	% of	June 30,	% of
	2025	Total [2]	2025	Total [2]	2024	Total [2]
Commercial	$1,093	139.2	$3,414	78.4	$(19)	(0.3)
Leases	(3)	(0.4)	93	2.1	81	1.4
Commercial real estate – Investor	(14)	(1.8)	(14)	(0.3)	4,560	78.7
Commercial real estate – Owner occupied	(1)	(0.1)	39	0.9	1,162	20.1
Construction	(337)	(42.9)	821	18.9	-	-
Residential real estate – Investor	(2)	(0.3)	(2)	-	(3)	(0.1)
Residential real estate – Owner occupied	(8)	(1.0)	(30)	(0.7)	(9)	(0.2)
HELOC	(10)	(1.3)	(12)	(0.3)	(15)	(0.3)
Other [1]	67	8.6	44	1.0	37	0.7
Net charge–offs / (recoveries)	$785	100.0	$4,353	100.0	$5,794	100.0

1 Other class includes consumer loans and overdrafts.

2 Represents the percentage of net charge-offs attributable to each category of loans.

Gross charge-offs for the second quarter of 2025 were $1.2 million, compared to $4.5 million for the first quarter of 2025 and $6.0 million for the second quarter of 2024. Gross recoveries were $447,000 for the second quarter of 2025, compared to $176,000 for the first quarter of 2025, and $217,000 for the second quarter of 2024. Continued recoveries are indicative of the ongoing aggressive efforts by management to effectively manage and resolve prior charge-offs, however, recoveries cannot be forecasted or expected at the same pace in the future.

Deposits

Total deposits were $4.80 billion at June 30, 2025, a decrease of $54.4 million, or 1.1%, compared to $4.85 billion at March 31, 2025, primarily due to decreases in savings accounts of $23.2 million, NOW accounts of $11.8 million, demand deposits of $9.6 million and time deposits of $10.4 million. The bulk of the linked quarter decline occurred in June.

Total quarterly average deposits for the year over year period increased $274.0 million, or 6.0%, driven by an increase in average time deposits of $85.2 million,  NOW and money markets combined of $224.4 million, and savings accounts of $4.7 million, partially offset by decreases in our average demand deposits of $40.3 million. The overall increase in quarterly average deposits for the year over year period was due to the acquisition of FRME branches in December 2024.  During the second quarter of 2025, newly assumed FRME time deposits experienced run-off, but at a slower rate than the prior quarter.  Additionally, our legacy portfolio also experienced run-off from rate sensitive deposits and seasonality from tax payments.

Borrowings

As of June 30, 2025, and March 31, 2025, we had no other short-term borrowings, compared to $330.0 million as of June 30, 2024, all of which were short-term FHLB advances. The large decrease in short-term FHLB advances is due to an influx of cash resulting from the acquisition of the five FRME branches on December 6, 2024, which allowed us to utilize the purchased deposits for lower cost funding.

Non-GAAP Presentations

Management has disclosed in this earnings release certain non-GAAP financial measures to evaluate and measure our performance, including the presentation of adjusted net income, net interest income and net interest margin on a fully taxable equivalent basis, and our efficiency ratio calculations on a taxable equivalent basis. The net interest margin fully taxable equivalent is calculated by dividing net interest income on a tax equivalent basis by average earning assets for the period. Consistent with industry practice, management has disclosed the efficiency ratio including and excluding certain items, which is discussed in the noninterest expense presentation on page 7.

We consider the use of select non-GAAP financial measures and ratios to be useful for financial and operational decision making and useful in evaluating period-to-period comparisons. We believe that these non-GAAP financial measures provide meaningful supplemental information regarding our performance by excluding certain expenditures or assets that we believe are not indicative of our primary business operating results or by presenting certain metrics on a fully taxable equivalent basis. We believe these measures provide investors with information regarding balance sheet profitability, and we believe that management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting, analyzing, and comparing past, present and future periods.

These non-GAAP financial measures should not be considered as a substitute for GAAP financial measures, and we strongly encourage investors to review the GAAP financial measures included in this earnings release and not to place undue reliance upon any single financial measure. In addition, because non-GAAP financial measures are not standardized, it may not be possible to compare the non-GAAP financial measures presented in this earnings release with other companies’ non-GAAP financial measures having the same or similar names. The tables beginning on page 17 provide a reconciliation of each non-GAAP financial measure to the most comparable GAAP equivalent.

Cautionary Note Regarding Forward-Looking Statements

This earnings release and statements by our management may contain forward-looking statements within the Private Securities Litigation Reform Act of 1995. Forward looking statements can be identified by words such as “should,” “anticipate,” “expect,” “estimate,” “intend,” “believe,” “may,” “likely,” “will,” “forecast,” “project,” “looking forward,” “optimistic,” “hopeful,” “potential,” “progress,” “prospect,” “remain,” “deliver,” “continue,” “trend,” “momentum,” “remainder,” “beyond,” “build,” “and “near” or other statements that indicate future periods, such as “positioning” or “integration”. Examples of forward-looking statements include, but are not limited to, statements regarding the economic outlook, balance sheet growth, building capital, and statements regarding the anticipated strategic and financial benefits of the merger with Bancorp Financial, including integration progress and competitive positioning. Such forward-looking statements are subject to risks, uncertainties, and other factors, which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements, (1) the strength of the United States economy in general and the strength of the local economies in which we conduct our operations may be different than expected; (2) the rate of delinquencies and amounts of charge-offs, the level of allowance for credit loss, the rates of loan growth, or adverse changes in asset quality in our loan portfolio, which may result in increased credit risk-related losses and expenses; (3) changes in legislation, regulation, policies, or administrative practices, whether by judicial, governmental, or legislative action; (4) risks related to pending or future acquisitions, if any, including execution and integration risks; (5) adverse conditions in the stock market, the public debt market and other capital markets (including changes in interest rate conditions) could have a negative impact on us; (6) changes in interest rates, which has and may continue to affect our deposit and funding costs, net income, prepayment penalty income, mortgage banking income, and other future cash flows, or the market value of our assets, including our investment securities; (7) elevated inflation which causes adverse risk to the overall economy, and could indirectly pose challenges to our clients and to our business; and (8) the adverse effects of events beyond our control that may have a destabilizing effect on financial markets and the economy, such as trade disputes, epidemics and pandemics, war or terrorist activities, essential utility outages, deterioration in the global economy, instability in the credit markets, disruptions in our customers’ supply chains or disruption in transportation, and disruptions caused from widespread cybersecurity incidents. Additional risks and uncertainties are contained in the “Risk Factors” and forward-looking statements disclosure in our most recent Annual Report on Form 10-K, and Quarterly Reports on Form 10-Q. The inclusion of this forward-looking information should not be construed as a representation by us or any person that future events, plans, or expectations contemplated by us will be achieved. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

Conference Call

We will host a call on Thursday, July 24, 2025, at 10:00 a.m. Eastern Time (9:00 a.m. Central Time) to discuss our second quarter 2025 financial results. Investors may listen to our call via telephone by dialing 888-506-0062, using Entry Code: 566890. Investors should call into the dial-in number set forth above at least 10 minutes prior to the scheduled start of the call.

A replay of the call will be available until 10:00 a.m. Eastern Time (9:00 a.m. Central Time) on July 31, 2025, by dialing 877-481-4010, using Conference ID: 52648.

Old Second Bancorp, Inc. and Subsidiaries

Consolidated Balance Sheets

(In thousands)

	(unaudited)
	June 30,	December 31,
	2025	2024
Assets
Cash and due from banks	$63,484	$52,175
Interest earning deposits with financial institutions	78,283	47,154
Cash and cash equivalents	141,767	99,329
Securities available-for-sale, at fair value	1,177,688	1,161,701
Federal Home Loan Bank Chicago (“FHLBC”) and Federal Reserve Bank Chicago (“FRBC”) stock	19,087	19,441
Loans held-for-sale	3,235	1,556
Loans	3,998,667	3,981,336
Less: allowance for credit losses on loans	42,990	43,619
Net loans	3,955,677	3,937,717
Premises and equipment, net	85,702	87,311
Other real estate owned	6,486	21,617
Mortgage servicing rights, at fair value	9,680	10,374
Goodwill	93,232	93,260
Core deposit intangible	19,972	22,031
Bank-owned life insurance (“BOLI”)	114,399	112,751
Deferred tax assets, net	20,395	26,619
Other assets	53,974	55,670
Total assets	$5,701,294	$5,649,377

Liabilities
Deposits:
Noninterest bearing demand	$1,704,083	$1,704,920
Interest bearing:
Savings, NOW, and money market	2,400,235	2,315,134
Time	694,121	748,677
Total deposits	4,798,439	4,768,731
Securities sold under repurchase agreements	47,252	36,657
Other short-term borrowings	-	20,000
Junior subordinated debentures	25,774	25,773
Subordinated debentures	59,510	59,467
Other liabilities	51,670	67,715
Total liabilities	4,982,645	4,978,343

Stockholders’ Equity
Common stock	45,094	44,908
Additional paid-in capital	206,207	205,284
Retained earnings	505,419	469,165
Accumulated other comprehensive loss, net	(37,426)	(47,748)
Treasury stock	(645)	(575)
Total stockholders’ equity	718,649	671,034
Total liabilities and stockholders’ equity	$5,701,294	$5,649,377

Old Second Bancorp, Inc. and Subsidiaries

Consolidated Statements of Income

(In thousands, except share data)

	(unaudited)		(unaudited)
	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Interest and dividend income
Loans, including fees	$61,954	$62,151	$123,549	$124,824
Loans held-for-sale	39	19	61	33
Securities:
Taxable	9,959	8,552	19,186	16,644
Tax exempt	1,229	1,292	2,489	2,598
Dividends from FHLBC and FRBC stock	273	584	746	1,219
Interest bearing deposits with financial institutions	1,784	625	2,772	1,235
Total interest and dividend income	75,238	73,223	148,803	146,553
Interest expense
Savings, NOW, and money market deposits	5,606	4,317	10,519	8,354
Time deposits	4,508	4,961	9,337	9,002
Securities sold under repurchase agreements	56	83	124	169
Other short-term borrowings	-	3,338	17	7,895
Junior subordinated debentures	288	288	576	568
Subordinated debentures	546	546	1,092	1,092
Total interest expense	11,004	13,533	21,665	27,080
Net interest and dividend income	64,234	59,690	127,138	119,473
Provision for credit losses	2,500	3,750	4,900	7,250
Net interest and dividend income after provision for credit losses	61,734	55,940	122,238	112,223
Noninterest income
Wealth management	3,103	2,779	6,192	5,340
Service charges on deposits	2,788	2,508	5,507	4,923
Secondary mortgage fees	84	65	157	115
Mortgage servicing rights mark to market loss	(531)	(238)	(1,101)	(144)
Mortgage servicing income	472	513	952	1,001
Net gain on sales of mortgage loans	550	468	1,014	782
Securities gains, net	-	-	-	1
Change in cash surrender value of BOLI	690	820	1,188	1,992
Death benefit realized on BOLI	-	893	-	893
Card related income	2,716	2,577	5,128	4,953
Other income	1,026	742	2,062	1,772
Total noninterest income	10,898	11,127	21,099	21,628
Noninterest expense
Salaries and employee benefits	26,950	23,424	53,943	47,736
Occupancy, furniture and equipment	4,477	3,899	9,025	7,826
Computer and data processing	2,692	2,184	5,040	4,439
FDIC insurance	642	616	1,270	1,283
Net teller & bill paying	670	578	1,328	1,099
General bank insurance	328	312	658	621
Amortization of core deposit intangible	1,022	574	2,059	1,154
Advertising expense	320	472	487	664
Card related expense	1,489	1,323	2,869	2,600
Legal fees	388	238	860	464
Consulting & management fees	527	797	953	1,133
Other real estate expense, net	35	(87)	1,908	(41)
Other expense	3,879	3,547	7,524	7,140
Total noninterest expense	43,419	37,877	87,924	76,118
Income before income taxes	29,213	29,190	55,413	57,733
Provision for income taxes	7,391	7,299	13,761	14,530
Net income	$21,822	$21,891	$41,652	$43,203

Basic earnings per share	$0.49	$0.48	$0.93	$0.96
Diluted earnings per share	0.48	0.48	0.91	0.95
Dividends declared per share	0.06	0.05	0.12	0.10

Ending common shares outstanding	45,056,183	44,849,591	45,056,183	44,849,591
Weighted-average basic shares outstanding	45,053,650	44,846,848	45,010,925	44,802,704
Weighted-average diluted shares outstanding	45,839,465	45,682,239	45,780,612	45,603,062

Old Second Bancorp, Inc. and Subsidiaries

Quarterly Consolidated Average Balance

(In thousands, unaudited)

	2025		2024
Assets	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr
Cash and due from banks	$47,875	$52,550	$54,340	$54,279	$54,286	$54,533
Interest earning deposits with financial institutions	166,366	97,645	49,757	48,227	50,740	48,088
Cash and cash equivalents	214,241	150,195	104,097	102,506	105,026	102,621

Securities available-for-sale, at fair value	1,190,123	1,181,257	1,180,024	1,173,948	1,179,430	1,182,888
FHLBC and FRBC stock	19,200	19,441	27,493	30,268	27,574	31,800
Loans held-for-sale	2,375	1,343	2,027	1,557	1,050	746
Loans	3,958,275	3,957,730	4,001,014	3,965,160	3,957,454	4,018,631
Less: allowance for credit losses on loans	41,544	43,543	45,040	42,683	43,468	44,295
Net loans	3,916,731	3,914,187	3,955,974	3,922,477	3,913,986	3,974,336

Premises and equipment, net	87,081	87,709	84,364	82,977	82,332	80,493
Other real estate owned	2,099	13,388	20,136	7,471	4,657	5,123
Mortgage servicing rights, at fair value	9,856	10,211	10,060	10,137	10,754	10,455
Goodwill	93,232	93,253	88,320	86,477	86,477	86,477
Core deposit intangible	20,462	21,490	12,799	9,768	10,340	10,913
Bank-owned life insurance ("BOLI")	113,326	112,848	112,243	110,901	110,440	109,867
Deferred tax assets, net	23,549	25,489	23,549	25,666	32,969	31,323
Other assets	44,431	43,506	43,572	50,989	50,423	49,681
Total other assets	394,036	407,894	395,043	384,386	388,392	384,332
Total assets	$5,736,706	$5,674,317	$5,664,658	$5,615,142	$5,615,458	$5,676,723

Liabilities
Deposits:
Noninterest bearing demand	$1,729,287	$1,703,382	$1,712,106	$1,691,450	$1,769,543	$1,819,476
Interest bearing:
Savings, NOW, and money market	2,424,947	2,370,408	2,195,608	2,142,307	2,195,898	2,202,485
Time	695,946	725,314	692,001	651,663	610,705	558,463
Total deposits	4,850,180	4,799,104	4,599,715	4,485,420	4,576,146	4,580,424

Securities sold under repurchase agreements	35,419	34,529	39,982	45,420	37,430	30,061
Other short-term borrowings	-	1,444	204,783	305,489	242,912	332,198
Junior subordinated debentures	25,773	25,773	25,773	25,773	25,773	25,773
Subordinated debentures	59,500	59,478	59,457	59,436	59,414	59,393
Other liabilities	59,580	70,411	67,067	54,453	68,530	60,024
Total liabilities	5,030,452	4,990,739	4,996,777	4,975,991	5,010,205	5,087,873

Stockholders' equity
Common stock	45,094	45,028	44,908	44,908	44,908	44,787
Additional paid-in capital	205,706	205,433	205,356	204,558	203,654	202,688
Retained earnings	497,224	479,011	462,631	443,435	424,262	405,201
Accumulated other comprehensive loss	(41,080)	(44,853)	(44,251)	(52,907)	(66,682)	(63,365)
Treasury stock	(690)	(1,041)	(763)	(843)	(889)	(461)
Total stockholders' equity	706,254	683,578	667,881	639,151	605,253	588,850
Total liabilities and stockholders' equity	$5,736,706	$5,674,317	$5,664,658	$5,615,142	$5,615,458	$5,676,723

Total Earning Assets	$5,336,339	$5,257,416	$5,260,315	$5,219,160	$5,216,248	$5,282,153
Total Interest Bearing Liabilities	3,241,585	3,216,946	3,217,604	3,230,088	3,172,132	3,208,373

Old Second Bancorp, Inc. and Subsidiaries

Quarterly Consolidated Statements of Income

(In thousands, except per share data, unaudited)

	2025		2024
	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr
Interest and Dividend Income
Loans, including fees	$61,954	$61,595	$63,967	$64,528	$62,151	$62,673
Loans held-for-sale	39	22	34	27	19	14
Securities:
Taxable	9,959	9,227	8,899	9,113	8,552	8,092
Tax exempt	1,229	1,260	1,275	1,291	1,292	1,306
Dividends from FHLB and FRBC stock	273	473	562	497	584	635
Interest bearing deposits with financial institutions	1,784	988	542	616	625	610
Total interest and dividend income	75,238	73,565	75,279	76,072	73,223	73,330
Interest Expense
Savings, NOW, and money market deposits	5,606	4,913	4,652	4,860	4,317	4,037
Time deposits	4,508	4,829	5,606	5,539	4,961	4,041
Securities sold under repurchase agreements	56	68	75	93	83	86
Other short-term borrowings	-	17	2,527	4,185	3,338	4,557
Junior subordinated debentures	288	288	289	270	288	280
Subordinated debentures	546	546	546	547	546	546
Total interest expense	11,004	10,661	13,695	15,494	13,533	13,547
Net interest and dividend income	64,234	62,904	61,584	60,578	59,690	59,783
Provision for credit losses	2,500	2,400	3,500	2,000	3,750	3,500
Net interest and dividend income after provision for credit losses	61,734	60,504	58,084	58,578	55,940	56,283
Noninterest Income
Wealth management	3,103	3,089	3,299	2,787	2,779	2,561
Service charges on deposits	2,788	2,719	2,657	2,646	2,508	2,415
Secondary mortgage fees	84	73	88	84	65	50
Mortgage servicing rights mark to market (loss) gain	(531)	(570)	385	(964)	(238)	94
Mortgage servicing income	472	480	475	466	513	488
Net gain on sales of mortgage loans	550	464	516	507	468	314
Securities (losses) gains, net	-	-	-	(1)	-	1
Change in cash surrender value of BOLI	690	498	767	860	820	1,172
Death benefit realized on BOLI	-	-	-	12	893	-
Card related income	2,716	2,412	2,572	2,589	2,577	2,376
Other income	1,026	1,036	851	1,595	742	1,030
Total noninterest income	10,898	10,201	11,610	10,581	11,127	10,501
Noninterest Expense
Salaries and employee benefits	26,950	26,993	25,613	24,676	23,424	24,312
Occupancy, furniture and equipment	4,477	4,548	4,457	3,876	3,899	3,927
Computer and data processing	2,692	2,348	2,659	2,375	2,184	2,255
FDIC insurance	642	628	628	632	616	667
Net teller & bill paying	670	658	575	570	578	521
General bank insurance	328	330	327	320	312	309
Amortization of core deposit intangible	1,022	1,037	716	570	574	580
Advertising expense	320	167	280	299	472	192
Card related expense	1,489	1,380	1,497	1,458	1,323	1,277
Legal fees	388	472	660	202	238	226
Consulting & management fees	527	426	883	480	797	336
Other real estate expense, net	35	1,873	2,019	242	(87)	46
Other expense	3,879	3,645	4,008	3,608	3,547	3,593
Total noninterest expense	43,419	44,505	44,322	39,308	37,877	38,241
Income before income taxes	29,213	26,200	25,372	29,851	29,190	28,543
Provision for income taxes	7,391	6,370	6,262	6,900	7,299	7,231
Net income	$21,822	$19,830	$19,110	$22,951	$21,891	$21,312

Basic earnings per share (GAAP)	$0.49	$0.44	$0.42	$0.52	$0.48	$0.48
Diluted earnings per share (GAAP)	0.48	0.43	0.42	0.50	0.48	0.47
Dividends paid per share	0.06	0.06	0.06	0.05	0.05	0.05

Reconciliation of Non-GAAP Financial Measures

The tables below provide a reconciliation of each non-GAAP financial measure to the most comparable GAAP measure for the periods indicated. Dollar amounts below in thousands:

	Quarters Ended
	June 30,	March 31,	June 30,
	2025	2025	2024
Net Income
Income before income taxes (GAAP)	$29,213	$26,200	$29,190
Pre-tax income adjustments:
Death benefit related to BOLI	-	-	(893)
MSR losses	531	570	238
Merger related costs, net of losses/(gains) on branch sales	810	454	-
Adjusted net income before taxes	30,554	27,224	28,535
Taxes on adjusted net income	7,730	6,619	7,359
Adjusted net income (non-GAAP)	$22,824	$20,605	$21,176

Basic earnings per share (GAAP)	$0.49	$0.44	$0.48
Diluted earnings per share (GAAP)	0.48	0.43	0.48
Adjusted basic earnings per share (non-GAAP)	0.50	0.46	0.46
Adjusted diluted earnings per share (non-GAAP)	0.50	0.45	0.46

	Quarters Ended
	June 30,	March 31,	June 30,
	2025	2025	2024
Net Interest Margin
Interest income (GAAP)	$75,238	$73,565	$73,223
Taxable-equivalent adjustment:
Loans	9	9	10
Securities	327	335	344
Interest income (TE)	75,574	73,909	73,577
Interest expense (GAAP)	11,004	10,661	13,533
Net interest income (TE)	$64,570	$63,248	$60,044
Net interest income (GAAP)	$64,234	$62,904	$59,690
Average interest earning assets	$5,336,339	$5,257,416	$5,216,248
Net interest margin (TE)	4.85%	4.88%	4.63%
Net interest margin (GAAP)	4.83%	4.85%	4.60%

	GAAP			Non-GAAP
	Three Months Ended			Three Months Ended
	June 30,	March 31,	June 30,	June 30,	March 31,	June 30,
	2025	2025	2024	2025	2025	2024
Efficiency Ratio / Adjusted Efficiency Ratio

Noninterest expense	$43,419	$44,505	$37,877	$43,419	$44,505	$37,877
Less amortization of core deposit	1,022	1,037	574	1,022	1,037	574
Less other real estate expense, net	35	1,873	(87)	35	1,873	(87)
Less merger related costs, net of losses on branch sales	N/A	N/A	N/A	810	454	-
Noninterest expense less adjustments	$42,362	$41,595	$37,390	$41,552	$41,141	$37,390

Net interest income	$64,234	$62,904	$59,690	$64,234	$62,904	$59,690
Taxable-equivalent adjustment:
Loans	N/A	N/A	N/A	9	9	10
Securities	N/A	N/A	N/A	327	335	344
Net interest income including adjustments	64,234	62,904	59,690	64,570	63,248	60,044
Noninterest income	10,898	10,201	11,127	10,898	10,201	11,127
Less death benefit related to BOLI	-	-	893	-	-	893
Less MSRs mark to market losses	(531)	(570)	(238)	(531)	(570)	(238)
Taxable-equivalent adjustment:
Change in cash surrender value of BOLI	N/A	N/A	N/A	184	132	456
Noninterest income including adjustments	11,429	10,771	10,472	11,613	10,903	10,928

Net interest income including adjustments plus noninterest income including adjustments	$75,663	$73,675	$70,162	$76,183	$74,151	$70,972
Efficiency ratio / Adjusted efficiency ratio	55.99%	56.46%	53.29%	54.54%	55.48%	52.68%

N/A - Not applicable.

	Quarters Ended
	June 30,	March 31,	June 30,
	2025	2025	2024
Return on Average Tangible Common Equity Ratio

Net income (GAAP)	$21,822	$19,830	$21,891

Income before income taxes (GAAP)	$29,213	$26,200	$29,190
Pre-tax income adjustments:
Amortization of core deposit intangibles	1,022	1,037	574
Net income, excluding intangibles amortization, before taxes	30,235	27,237	29,764
Taxes on net income, excluding intangible amortization, before taxes	7,650	6,622	7,443
Net income, excluding intangibles amortization (non-GAAP)	$22,585	$20,615	$22,321

Total Average Common Equity	$706,254	683,578	$605,253
Less Average goodwill and intangible assets	113,694	114,743	96,817
Average tangible common equity (non-GAAP)	$592,560	$568,835	$508,436

Return on average common equity (GAAP)	12.39%	11.76%	14.55%
Return on average tangible common equity (non-GAAP)	15.29%	14.70%	17.66%